Exhibit 99(i)

                             DYCOM INDUSTRIES, INC.
           4440 PGA Boulevard / Palm Beach Gardens, Florida 33410-6542
            First Union Center / Suite 600 / Telephone (561) 627-7171


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE      Contact:  Thomas R. Pledger, Chairman and CEO
                                     Steven E. Nielsen, President and COO
                                     Douglas J. Betlach, Vice President and CFO
                                         (561) 627-7171

             Dycom Industries, Inc. Signs Agreement To Acquire Stock
               Of CableCom Inc. And Installation Technicians, Inc.


Dycom Industries, Inc. (NYSE: "DY"), Palm Beach Gardens, Florida, February 23, 1998, announced today that it has entered into merger agreements whereby Installation Technicians, Inc. and CableCom Inc. will become wholly-owned subsidiaries of Dycom.

CableCom Inc., a Lithonia, Georgia based firm, provides construction services to cable television multiple system operators throughout the United States. Installation Technicians, Inc., a Kimberling City, Missouri based firm, provides construction and engineering services to local and long distance telephone companies throughout the United States. CableCom and Installation Technicians share common ownership.

Commenting on the agreements, Thomas R. Pledger, Chairman and CEO, stated, "We feel the addition of the services provided by CableCom and Installation Technicians will greatly enhance our construction and engineering capabilities nationwide with special emphasis in the Central and Western United States."

Dycom is a leading provider of engineering, construction, and maintenance services to telecommunications providers that operate throughout the United States. Additionally, the Company provides similar services related to the installation of integrated voice, data, and video local and wide area networks within office buildings and similar structures. Dycom also provides underground utility locating and electric utility contracting services.

A Tele-Conference call to discuss these mergers will be hosted at 1:00 p.m. EST, Monday, February 23, 1998; Call 800-288-8974, Request "Dycom Second Quarter Earnings."